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                                                   FOR IMMEDIATE RELEASE

                                                   March 17, 1998

                                       CONTACT:    JEFFERIES GROUP
                                                   CLARENCE T. SCHMITZ
                                                   (310) 914-1164

                                                   INVESTMENT TECHNOLOGY GROUP
                                                   JOHN R. MACDONALD
                                                   (212) 444-6252

JEFFERIES GROUP AND INVESTMENT TECHNOLOGY GROUP ANNOUNCE PLAN TO SEPARATE INTO
                           TWO INDEPENDENT COMPANIES

LOS ANGELES -- Jefferies Group, Inc. (NYSE: JEF) and Investment Technology Group, Inc. (NASDAQ: ITGI) today announced plans to separate Jefferies & Company, Inc. and Investment Technology Group, Inc. through a spin-off.

Jefferies Group, Inc. is a holding company for two principal lines of business: a full-service global investment bank serving institutions and small- to medium-sized corporations (referred to in this release as "JEFCO"); and 82.3 percent-owned Investment Technology Group, Inc., the leading provider of technology-based equity trading services and transaction research to institutional investors and brokers.

According to the plan, Jefferies Group shareholders will own 100% of JEFCO and approximately 82.3% of ITGI when the transaction closes. The public ITGI shareholders will continue to own approximately 17.7% of ITGI. The spin-off will be accomplished by a tax-free distribution of 100% of the shares of a new holding company, JEFCO, to Jefferies Group shareholders. Jefferies Group's 15 million shares of ITGI would then be its only asset. The spin-off would be followed immediately by a tax-free merger of Jefferies Group and ITGI.

Jefferies Group will seek a ruling from the IRS regarding the tax-free nature of the distribution of JEFCO and expects to complete the transaction by the end of the year.

Jefferies Group and ITGI expect that both companies will have financial strength and flexibility for future growth. The spin-off plan calls for:

- Increasing JEFCO's capital base through a combination of Jefferies Group stock option exercises, termination of Jefferies Group's deferred compensation plan, various tax benefits and a special dividend of approximately $50-75 million from ITGI to all of its stockholders.

- Assumption by JEFCO of Jefferies Group's existing $150 million senior unsecured debt obligation.


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-    Establishing an employee stock ownership plan at JEFCO, which will further align the interests of employees and stockholders at JEFCO by providing equity-based compensation incentives linked directly to JEFCO's operating performance.

The spin-off and restructuring transactions are contingent on a number of factors, including receipt of all required Board of Directors and shareholder approvals of Jefferies Group and ITGI, receipt of a favorable tax ruling from the IRS and other required regulatory and contractual approvals.

Jefferies Group Chairman and Chief Executive Officer Frank Baxter said, "Our goal is to maximize value for the shareholders of Jefferies Group and ITGI. By pursuing separate destinies each firm will be better understood by investors, better equipped to sharpen its focus on serving clients, and better able to take advantage of opportunities unique to its business. Each firm has separate, seasoned management teams and highly motivated employees who will help to ensure a smooth and rapid transition."

ITGI President and Chief Executive Officer Scott Mason said, "We are very excited by the prospect of this spin-off, which should increase the depth and breadth of the market for ITGI's common stock. As an independent company, ITGI will have greater flexibility with its capital structure and will have the opportunity to use its common stock to raise capital and make acquisitions. We hope to use this flexibility to invest in businesses that create a seamless infrastructure for trading stocks and developing high-content, leading-edge research products."

JEFCO, a global investment bank, is the principal operating business of Jefferies Group, Inc. Its focus is on capital raising, research, mergers and acquisitions, advisory and restructuring services for small- to medium-sized companies, and trading in equity and taxable fixed-income securities, convertible bonds, options, futures and international securities for institutional clients. In 1997, JEFCO completed for a client the largest solely-managed high yield transaction of this decade.

ITGI, through its wholly-owned broker-dealer subsidiary, ITG Inc. (ITG), is the leading provider of technology-based equity trading services and transaction research to institutional investors and brokers. ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. With an emphasis on ongoing research, ITG offers the following services: ITG POSIT(R), an electronic stock crossing system; ITG QuantEX(R), a decision-support and routing system; Electronic Trading Desk Services, offering customers trading capabilities through the ITG trading desk, which utilizes multiple sources of liquidity; ITG Platform, a PC based routing system; and ITG ISIS, a set of analytical tools for systematically lowering transactions costs.

Further information regarding the planned spin-off, including historical financial data on both companies, can be found at Jefferies Group's website, www.jefco.com and ITGI's website, www.itginc.com. Jefferies Group has retained J.P. Morgan & Co., Incorporated as its advisor in this transaction.


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Jefferies Group has more than 1,000 investment and technology professionals with offices in Los Angeles, New York, Short Hills, Chicago, Dallas, Boston, Atlanta, New Orleans, Houston, Jersey City, San Francisco, Stamford, London, Hong Kong, Zurich and Tokyo.

This press release contains statements concerning the timing, structure and ramifications of the proposed spin-off and related transactions that are intended to be "forward-looking statements", as that phrase is defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which can be identified by the use of terms such as "plan", "anticipate", "will", "would", "expect", "estimate" or variations of such terms, may not occur as presently anticipated in the event necessary approvals are not obtained or are not obtained on acceptable terms or in the event of adverse developments in the market for Jefferies Group or ITGI securities or in securities markets in general. As a result, no forward-looking statement should be regarded as a representation by Jefferies Group, ITGI or any other person that the presently anticipated events will occur as described herein.

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